                                                                   EXHIBIT 10.27


    AMENDMENT DATED AUGUST 3, 1998, TO DISTRIBUTER AGREEMENT BY AND BETWEEN THE
             COMPANY AND NOVUS INTERNATIONAL, INC. DATED MAY 21, 1997.

NOVUS

Novus International, Inc.

530 Maryville Centre Drive
St. Louis, MO  63141
314-576-8401
314-576-4250: Fax

W. Joseph Privott
President & CEO

                                   August 3, 1998

Joseph A. Sasenick
President & Chief Executive Officer
Alcide Corporation
8561 154th Avenue North
Redmond, WA  98052

     RE:  AGREEMENT DATED MAY 21, 1997 BY AND
          BETWEEN ALCIDE CORPORATION ("ALCIDE") AND
          NOVUS INTERNATIONAL, INC. ("NOVUS")

Dear Joe:

     As you know, we are currently attempting to negotiate a new agreement. During this renegotiation period, Novus proposes that certain new terms and conditions apply to the current Agreement. The current Agreement has not brought us the results we anticipated, and until the efficacy of the SANOVA-TM-technology is firmly established, Novus' marketing efforts will continue to be hampered. Alcide and Novus will enter into good faith negotiations to reach a renegotiated agreement which will supersede and replace the current Agreement between the parties, and if a renegotiated agreement has not been signed by October 31, 1998, then Novus may, in its discretion, terminate the Agreement upon not less than 30 days written notice to Alcide.

     Below we have set forth the new terms and conditions that we propose govern our arrangement while we renegotiate our Agreement. These new terms and conditions are as follows(1):
------------------------
(1) All capitalized terms shall have the same meaning as such terms in the Agreement.

Joe Sasenick
August 3, 1998
Page 2 of 3

1) While we are renegotiating, Novus shall continue to focus efforts on satisfying poultry customers currently using SANOVA. Novus will commit to enter into new SANOVA customer contracts, additional development commitments, or international regulatory efforts only after receiving Alcide's prior approval. Customers and potential customers will be informed promptly of the status of the Agreement as the parties renegotiate.

2) Novus will make the final payment due Alcide of $1.0 million on August 31, 1998. No further minimum payments will be due to Alcide under the Agreement.

3) Alcide will bear all costs for any application systems installed on or after August 1, 1998 (including start-up costs until revenue generation begins) and will take assignment of all customer contracts entered into after that date.

4) Cost of goods sold (COGS) will be paid from revenues received monthly. If revenues are inadequate to cover external COGS (i.e., all costs of goods other than depreciation), the parties shall share such costs equally.

5) Alcide and Novus will agree to a budget and Alcide will bear all of the external costs of all agreed to future regulatory, new applications, and customer proof of performance trial and activities. Those currently include: a trial at Lohmann, Germany; a red meat regulatory trial (USDA) at Monfort; one, and possibly two or three, proof of performance trials at Tyson Foods; and up to five regulatory trials (USDA) for continuous on-line processing approval. Others may be added to this list by mutual agreement.

6) If the Agreement terminates, then Novus will grant Alcide a royalty-free license to the applications systems' design and patent (application pending).

7) If the Agreement terminates, Novus will offer to provide Alcide AIMS and PROVUS services on mutually agreeable terms, not to exceed $10 thousand per site per year and for a period not to exceed two years.

8) Upon execution of this letter by both parties, Novus will revoke its notice of termination dated July 31, 1998.

9) Alcide and Novus agree jointly to release the press release attached hereto at 6:00 p.m. CT on Monday, August 3, 1998.

     Except as modified herein, the remaining terms and conditions of our current Agreement would continue to apply during this interim renegotiation period. We are hopeful that a renegotiated agreement can be reached that is mutually beneficial to both Novus and Alcide.

Jos Sasenick
August 3, 1998
Page 3 of 3


     Please evidence your acceptance of the terms and conditions set forth herein by signing below.

                                        Sincerely,




                                        /s/ W.J. Privott tws



ACCEPTED AND AGREED TO
this   3   day of August, 1998.

ALCIDE CORPORATION



/s/ Joseph Sasenick
--------------------------------
Joseph Sasenick
President and Chief Executive Officer


WJP/sjb:U27SasenickL5
Enclosure












-Registered Trademark-AIMS is a service mark of Novus International, Inc. and is registered in the United States and other countries.
-TM-PROVUS is a trademark of Novus International, Inc.
-TM-SANOVA is a trademark of Novus International, Inc.



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